UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 06, 2024

AGENUS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	000-29089	06-1562417
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Forbes Road
Lexington, Massachusetts		02421
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 781 674-4400

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	AGEN	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On May 6, 2024, Agenus Inc. (the “Company”), Agenus Royalty Fund, LLC and Agenus Holdings 2024, LLC entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Ligand Pharmaceuticals Incorporated (“Ligand”) for the sale to Ligand of the following (the “Purchased Assets”):

(i)
31.875% of the development, regulatory and commercial milestone payments the Company is eligible to receive under the:

a.
License, Development and Commercialization Agreement, dated as of May 17, 2021, by and between the Company and Bristol Myers Squibb Company;
b.
License, Development and Commercialization Agreement dated as of January 9, 2015 by and among the Company, 4-Antibody AG, Incyte Corporation and Incyte Europe Sarl;
c.
License and Research Collaboration Agreement, dated April 25, 2014 between the Company and Merck Sharp & Dohme Corp;
d.
License Agreement dated as of November 8, 2019, by and between the Company and UroGen Pharma Ltd.; and
e.
Option and License Agreement (AGEN2373) dated December 20, 2018, by and between the Company and Gilead Sciences, Inc. (such agreements in (a) through (e) collectively the “Covered License Agreements”);

(ii)
18.75% of the royalties the Company receives under the Covered License Agreements; and

(iii)
A 2.625% synthetic royalty on worldwide net sales of botensilimab and balstilimab (“BOT/BAL”).

The total amounts payable to Ligand are subject to a reduction in the event payments to Ligand exceed a specified return hurdle. The synthetic royalty on net sales of BOT/BAL is subject to a reduction if annual worldwide net sales exceed a specified level, and a cap on annual worldwide net sales if annual worldwide net sales exceed a higher specified level. The synthetic royalty on net sales of BOT/BAL can increase by 1% based on the occurrence of certain future events.

In consideration for the sale of the Purchased Assets, Ligand will pay the Company $75 million, less certain reimbursable expenses, on the closing date. The Purchase Agreement permits additional sales of the Purchased Assets to third parties on substantially similar terms on a pro rata basis, up to a maximum of $200,000,000. In addition, Ligand has a time based option to commit an additional $25,000,000.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and Ligand, indemnification obligations of the parties and certain other obligations of the parties. As part of the transaction, Agenus will grant Ligand security over certain assets related to the Purchased Assets pursuant to security agreements, subject to certain customary exceptions. Closing of the transaction is subject to customary conditions, including execution of customary ancillary documents for a transaction of this type. The transaction is expected to close in May 2024.

In connection with the sale of the Purchased Assets, the Company issued to Ligand a warrant (“Warrant”) to purchase 867,052 shares of the Company’s common stock, at an exercise price equal to $17.30. The exercise price of the Warrant and the number of shares issuable upon exercise of the Warrant are subject to adjustments for stock splits, combinations, stock dividends or similar events. The Warrant is exercisable until May 6, 2029.

The foregoing descriptions of the Purchase Agreement and the Warrant do not purport to be complete and are qualified in their entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed, with confidential terms redacted, as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2024 and the Warrant, of copy of which is filed as Exhibit 4.1 herewith.

Item 3.02 Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02. The issuance of the Warrant is exempt from the requirements of the Securities Act of 1933, as amended, pursuant to an exemption provided by Section 4(a)(2) thereof and Rule 506(b) of Regulation D thereunder as transactions by an issuer not involving a public offering.

Item 7.01 Regulation FD Disclosure.

On May 6, 2024, the Company issued a press release announcing its entry into the Purchase Agreement, a copy of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K. The information in this Item 7.01 to this Current Report on Form 8-K, and in Exhibit 99.1 furnished herewith, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit

4.1 Form of 2024 A Warrant

The following exhibit is furnished herewith:

99.1 Press release dated May 7, 2024

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 7, 2024	By:	/s/ Garo H. Armen
Garo H. Armen, Chairman and CEO